Exhibit 99.2

Contact:	Gail Brophy	Jason Rubin
	NPS Pharmaceuticals, Inc.	The Redstone Group, LLC
	973-658-8504	610-941-2741

NPS Completes $100 Million Series B Note Offering Backed by Sensipar® Royalties

Proceeds to Be Used to Retire 3% Notes Due 2008

Parsippany, NJ – August 7, 2007 – NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today that it has closed a private placement of $100 million of Series B notes secured by revenues paid to NPS from sales of Sensipar®, a drug licensed to and sold by Amgen Inc. for the treatment of hyperparathyroidism. Net proceeds of approximately $96 million after transaction costs are expected to be used to retire a portion of NPS’s 3% convertible notes due in June 2008.

Similar to the current Series A Sensipar royalty-backed notes, the Series B notes are non-recourse to NPS. The new notes bear an interest rate of 15.5% and will be repaid only after the Series A Sensipar royalty-backed notes are paid in full. The Series B notes do not mature until March 2017 but are expected to be repaid by December 2012 after which the Sensipar royalties will return to NPS.

NPS chief financial officer Gerard Michel stated: “This transaction, in combination with the previously announced Drug Royalty and convertible debt transactions, allows us to pursue the retirement of all of our outstanding 3% convertible notes without significant dilution of existing shareholders. Additionally, as these notes are non-recourse debt, they represent low-risk obligations of NPS.”

The notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent an applicable exemption from the registration requirements of the Act.

Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions

Of The Private Securities Litigation Reform Act of 1995

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding our subsidiary’s Series B Secured Notes. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: Our royalty revenue from Amgen may not be sufficient to repay our Sensipar® secured debt obligations in accordance with our expectations or at all. All information in this press release is as of August 7, 2007, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Current Report on Form 10-Q for the quarter-ended June 30, 2007 and our Annual Report on Form 10-K for the year ended December 31, 2006.